UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 27, 2011

CopyTele, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-11254	11-2622630
(Commission File Number)	(IRS Employer Identification No.)

900 Walt Whitman Road, Melville, NY	11747
(Address of Principal Executive Offices)	(Zip Code)

(631) 549-5900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On May 27, 2011, CopyTele, Inc. (“CopyTele”) entered into an Exclusive License Agreement (the “EPD License Agreement”) with AU Optronics Corp., a Taiwanese company (“AUO”).  Under the EPD License Agreement, CopyTele provides AUO with an exclusive, non-transferable, worldwide license of CopyTele’s E-Paper ® display patents and technology (the “EPD Licensed Technology”), for AUO (or an AUO affiliate) to produce, market and sell products containing the EPD Licensed Technology, with the right to sublicense the technology to third parties.  CopyTele retains the non-exclusive right to use the EPD Licensed Technology in a non-competitive manner.

On May 27, 2011, CopyTele and AUO also entered into a License Agreement (the “Nano Display License Agreement”).  Under the Nano Display License Agreement, CopyTele provides AUO with a non-exclusive non-transferable, worldwide license of CopyTele’s Nano Display patents and technology (the “Nano Display Licensed Technology”), for AUO (or an AUO affiliate) to produce, market and sell products containing the Nano Display Licensed Technology, with the right to consent to the granting of licenses of the Nano Display Licensed Technology to third parties.

Under the License Agreements, AUO has agreed to pay CopyTele an aggregate license fee of US$ 10 million, of which $3 million is payable on or before June 26, 2011 and an additional US $7 million is payable upon completion of certain conditions for the respective technologies.  Each of the License Agreements also provides for the basis for royalty payments by AUO to CopyTele.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

99	Press Release, dated May 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPYTELE, INC.

Date: May 31, 2011	By:	/s/ Denis A. Krusos
Denis A. Krusos
Chairman of the Board and Chief
Executive Officer

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